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EXHIBIT 3.1.4

                                                                         A441423
                                                                           FILED
                                                                     JAN 12 1994

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          SOFTWARE PROFESSIONALS, INC.

       Peter McDonald and Michael Morgan certify that:

       I. They are the duly elected and acting President and Secretary, respectively, of Software Professionals, Inc. (the "Corporation").

       II. The Articles of Incorporation of the Corporation are amended and restated to read as follows:

                                   "ARTICLE I

                                      NAME
                                      ----

           The name of the Corporation is Software Professionals, Inc.

                                   ARTICLE II

                                    PURPOSES
                                    --------

       The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

                                 CAPITAL STOCK
                                 -------------

       Section 1. This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock", and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 10,000,000 and the number of


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shares of Preferred Stock is 1,000,000. Upon amendment of these Articles of
Incorporation to read as herein set forth, each 2.77778 shares of outstanding Common Stock are converted into and reconstituted as one (1) share of Common Stock.

       Section 2. The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

                                   ARTICLE IV

               DIRECTORS' LIABILITY AND INDEMNIFICATION OF AGENTS
               --------------------------------------------------

       The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

       The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Code) through Bylaw provisions or through agreements, vote of shareholders or disinterested directors, or otherwise, in excess of that expressly permitted by Section 317 of the Code, subject to the limits on such excess indemnification set forth in Section 204 of the Code with respect to any breach of duty to the Corporation or its shareholders.


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                                   ARTICLE V

       The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of California and all rights conferred upon shareholders are granted subject to this reservation; PROVIDED, HOWEVER, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Section 2 of Article III, Article IV, or this
Article V."

       III. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

       IV. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation entitled to vote is 500,000. The number of shares of Common Stock voting in favor of the Amendment equalled or exceeded the vote required. The percentage vote required for the approval of the Amended and Restated Articles of Incorporation herein was more than 50%.


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       The undersigned declare under penalty of perjury that the matters set forth in the foregoing Restated Articles are true and correct of their own knowledge.

       Executed at San Mateo, California on December 23, 1993.


                                             /s/ Peter J. McDonald
                                             -----------------------------------
                                             Peter J. McDonald, President


                                             /s/ Michael A. Morgan
                                             -----------------------------------
                                             Michael A. Morgan, Secretary











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